Exhibit 10.7     Investor Relations Services Agreement
                      INVESTOR RELATIONS SERVICES AGREEMENT
1     PARTIES INVOLVED AND THE PURPOSED OF COOPERATION
This Investor Relations Services Agreement (the "Agreement") is by and between American Market Support Network, Inc. ("AMSN") and National Beauty Corp. (the "Company"),
The object of the cooperation covered by this Agreement is to assist in increasing the visibility and investor awareness National Beauty Corp. (the "Company"), its products and services, through a combination of investor relations activities, as approved by the Company.
2     DUTIES
AMSW's sole duty is to assist with the Company's investor relations activities according to this Agreement.
2.1     PRESS RELEASES
AMSN will assist in the production of up to four press releases for the Company per month. The preparation of these documents will take place using material and information provided by the Company and may also include additional information that AMSN finds through its independent research. The Company accepts all responsibility for the validity and accuracy of all information and material included in these press releases. All press releases will be distributed by the Company via a national newswire service and all expenses related to their distribution shall be paid by the Company. AMSN may also distribute these press releases via e-mail to its database of individual investor, institutions, broker/dealers and the media, only after all information included in these materials has been released publicly. Occasional e-mail distribution of the Company's press releases to AMSN's databases will be coordinated at no additional cost to the Company. If the Company elects to have AMSN coordinate the distribution of any other additional materials via facsimile or mail, the total costs for those services shall be paid separately and in advance by the Company.
2.2     SHAREHOLDER CONTACT
AMSN will work to introduce the Company to potential new shareholders, including individual investors and broker/dealers, many of which AMSN and its associates have established previous contacted. AMSN will contact these potential new shareholders via telephone, e-mail and fax. AMSN may inform these potential new shareholders of the Company and discuss the merits of and recent developments of the Company and may distribute Company-related materials to these potential new shareholders. All information that AMSN communicates to these potential new shareholders must be pre-approved by the Company through the means outlined !n this Agreement and must already have been released to the public.
2.3     CORPORATE INFORMATION KIT
AMSN will create a 3-4 page corporate information kit for the Company. This kit shall include a detailed description of the Company and its products and services, an overview of its industry, description of its products and services, background on its stock, bios of its key people, a list of recent press releases and links to its financial filings and website. This kit shall be created using material and information provided by the Company and may also include additional information that AMSN finds through its independent research. The kit will be designed in a manner that allows the Company to update it as needed. The kit will be created in Adobe PDF (and HTML, if so desired) format and will be available to the Company for use on its website and distributed as desired.
AMSN will also coordinate to professional printing of the Company's corporate information kit, at the Company's request. The Company shall be responsible for all costs involved in the coordination the professional printing of it corporate information kit and these costs must be paid to AMSN before the printing will be undertaken.
2.4     LETTERS TO THE SHAREHOLDERS
AMSN will write text for a monthly or quarterly letter from the Company's CEO, President or Chairman to its shareholders. These letters can be distributed by the Company to its shareholders as it sees fit.
2.5     DISTRIBUTION OF E-MAIL MESSAGES
AMSN will distribute one or more e-mail messages and/or press release for the Company to AMSN's database of approsimately 1,000,000 contacts per month for as long as this Agreement is valid and in force. AMSN will distribute these e-mail messages and/or press releases on dates that shall be decided upon jointly by the Company and AMSN. The preparation of these e-mail messages will take place using material and information provided by the Company and may also include additional information that AMSN finds through its independent research. The Company must give written authorization, approving the distribution as well as the content of the message(s), i.e. accepting all responsibility for the validity and accuracy of all information and material included in these messages before they will be distributed.
2.6     ONLINE INTERVIEWS
We wi1l set-up a series of FREE interviews with online news and information services, wherein a representative of the Company will be allowed to talk about his or her vision for the future of the Company, as well as comment on its recent developments. AMSN will draft a press release that announces every new interview. These press releases will be distributed by the Company according to the terms described in Section 2.1 of this Agreement.
3.     APPROVAL BY THE COMPANY
Each final draft of any document to be delivered by AMSN to the Company's shareholders or the investment community must be pre-approved in writing by the company, confirming that the release, document or message has been carefully read and reviewed and that the statements set forth in the statements set forth in the attached document are complete and accurate in all material respects and that the Company takes full responsibility for its accuracy and completeness. AMSN must receive this signed approval prior to the release of the document.
The Company shall assume responsibility for getting appropriate approval from all other companies mentioned in the Company's press releases and article ideas.
4     LIABILITY
AMSN's activities are strictly Media and Investor Relations-related. Because AMSN's activities are directed by and pre-approved by the Company, and are based on f information it receives either directly from the Company, neither AMSN nor its employees, officers, directors, partners, consultants or any other related party shall assume any liability or responsibility related to said activities, or any consequences related to said activities, or their use or misuse. The Company hereby further agree to indemnify AMSN against any action, suit, claim or proceeding, whether civil, criminal or administrative, and against any fine, cost, levy, expense, judgment or award arising therefrom (collectively a "Claim"), in which AMSN may be involved (whether as a witness or a party) as a result of statement made or document distributed by AMSN on the Company's behalf; which contains any false or misleading statement or omission of material fact or which, other than through gross negligence of AMSN, violates any statute, rule or order of any statement, document, fact or information provided to AMSN by the Company.
5     ANTI-RECRUITING
Neither the Company, any of its partners nor AMSN shall recruit any of the other parties' employees or other affiliated personnel during or for six (6) months after the termination of this Agreement.
6     HANDING THE AGREEMENT TO A THIRD PARTY
This Agreement cannot be released to a third party (except to the Company) without written approval of non-releasing party. This Agreement will be written is two identical copies, one for both parties involved.
7     VALIDITY OF THE AGREEMENT
This effective daft of this Agreement is July 1, 2002. This Agreement shall be valid for six (6) months. Both parties understand that AMSN will start providing its services to the Company when it receives its first month's compensation.
This Agreement may be cancelled by AMSN, the Third Party or the Company only through the means outlined herein. This Agreement can be canceled by any party at any time if any other party fails to abide by the covenants of this Agreement (breach of contract) or for reason of lack of participation by the other party, meaning a clear failure by that party to abide by the duties outlined in this Agreement. AMSN may also cancel this Agreement at any time if the Third Party fails to make scheduled payments to AMSN on a timely basis.
8     FINANCIAL INFORMATION
For the above investor relations-related services, AMSN will be compensated by the Company in the amount of seven-hundred and fifty dollars ($750) per month for the first three (3) full or partial months this Agreement is valid and in force. For the above investor relations-related services, AMSN will also be compensated by the Company in the amount of two-hundred thousand (200,000) unregistered, restricted shares of the Company's common stock. The Company agrees that AMSN must receive the first month's cash compensation ($750) and the entire six months' stock compensation (200,000 unregistered shares) from the Company in advance or no services shall not be performed by AMSN on the Company's behalf:
The Company agrees that at any time during the twelve (12) months years following the execution of this Agreement, the Company files any type of registration statement relating to shares of common stock issued or to be issued by it, then it shall include all of the shares of common stock it has or is due to award to AMSN in the very next registration statement of any kind, thus permitting AMSN to sell those shares at its discretion, without further restriction. The Company agrees that it shall do everything in its power to promptly cause all such shares of registrable stock issued to AMSN to be registered under the Act so as to permit the sale or other disposition by AMSN of the shares so registered.
ALL OUT OF POCKET EXPENSES, such as, but not limited to, expenses related to press release distribution via newswire, mass fax and e-mail services to databases other than those e-mail databases controlled by AMSN; and all printing, mailing and shipping expenses shall be the sole responsibility of the Company and shall be billed directly to the Company whenever possible. AMSN shall not, in any instance, be responsible for any expenses generated by the Company or on the Company's behalf. All expenses incurred by AMSN on the Company's behalf must pre-approved by the Company before they will be incurred. If this Agreement is cancelled by the Company for reason of breach of contract by AMSN or because AMSN has clearly failed to abide by the duties outlined in this Agreement, the compensation AMSN has received in advance shall be pro-rated and the appropriate portion for the remaining portion of the Agreement period shall be returned to the Third Party. If the Company or the Third Party cancels this Agreement for any other reason, AMSN shall retain its TOTAL COMPENSATION PACKAGE AND NO REFUND SHALL BE MADE.
9     MISCELLANEOUS
9.1     NOTICES
All reports, communications, requests, demands or notices required by or permitted under this Agreement shall be in writing and shall be deemed to be duly given on the date same is sent and acknowledged via hand delivery, facsimile or reputable overnight delivery service (with a copy simultaneously sent by registered mail), or, if mailed, five (5) days after mailing by certified or registered mail, return receipt requested, to the party concerning at the following address:
American Market Support Network, Inc.     National Beauty Corp.
5599 San Felipe, Suite 975               4818 W. Commercial Blvd.
Houston, TX 77056                    Ft. Lauderdale, FL 33319
Tel. (713) 961-9007                    Tel. (954) 717-8680
Fax (713) 961-9057                    Fax (954) 717-2508
Attn:  Alvie Merrill                    Attn:  Edward Roth
Any party may change the address to which such notices and communications shall be by written notice to the other party, provided that any notice of change of address shall be effective only upon receipt.
9.2     INTEGRATION
This Agreement sets forth the entire Agreement and understanding between the parties, or to the subject matter hereof and supersedes and merges all prior discussion, arrangements and agreements between them.
9.3     AMENDMENTS
This Agreement may be amended or modified except by written instrument signed by each of the parties hereto.
9.4     LNTERPRETATION
This Agreement shall be construed by and interpreted in accordance with the laws of the State of Texas, without regard to principles of conflict of law.
The headings given to the paragraphs of this Agreement are for the convenience of the parties only and are not to be used in any interpretation of this Agreement.
9.5     JURISDICTION
The parties hereby (i) agree that the State and Federal courts sitting in the State of Texas, County of Harris shall have exclusive jurisdiction in any action arising out of or connected in any way with this Agreement; (ii) each consent to personal jurisdiction of and venue in such courts in any such matter; and (iii) further agree that the service of process or of any other papers with respect to such proceedings upon them by mail in accordance with the provisions set out in
Article 9.1 hereof shall be deemed to have been duly given to and received by them five (5) days after the date of certified mailing and shall constitute good, proper and effective service.
9.6     SEVERABILITY
In the event that any one or more provisions of this Agreement shall be held invalid, illegal or unenforceable to any respect, the validity, legality or inforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
9.7     WAIVER
No failure or delay on the part of either party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by either party of any provision of this Agreement, or of any breach of default, shall be effective unless in writing and signed by the party against whom such waiver is to be enforced. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity.
9.8     NON-DISCLOSURE
The parties to this Agreement hereby agree that the information which each imparts to the other shall remain the sole property of the revealing party, including but not limited to technology, trade secrets, financial information, identification of business and marketing methods, sales and promotion packages, and all information contained in each party's memoranda or business plans. In recognition of such rights, it is agreed that each party will keep all information revealed to it by the other party in the strictest confidence and shall treat such information as secret, divulging none of such information to any party whatsoever, for any purpose other than those outlined in this Agreement, without the express permission of the revealing party.
10     COUNTERPARTS
This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed an original.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on July 1, 2002.
American Market Support Networks, Inc.          National Beauty Corp.
by:     Alvie Merrill                         by:     Edward Roth
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        Alvie Merrill                         name:   Edward Roth
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        President                             title:  President
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